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                                                                    EXHIBIT 99.1

FLIGHTSERV ENTERS INTO $9,000,000 CONTRACT TO PROVIDE CHARTER AIRCRAFT SERVICES


ATLANTA, GA SEPTEMBER 14, 2000 - flightserv.com (AMEX:FSW) announced today that its wholly-owned subsidiary, Internet Aviation Services, Ltd., ("IASL") has entered into agreements to provide tour operator, Vacation Express of Atlanta, Georgia, with air charter services between Charlotte, North Carolina and Cancun, Mexico.

According to the terms of the agreements, IASL will begin acting as the indirect air carrier and providing air service from Charlotte to Cancun on December 21, 2000 and will continue such service for a period of 12 months. In addition, seasonal flights from Atlanta and New Orleans to Cancun will be added. The aircraft, operated by Southeast Airlines, will seat a minimum of 115 passengers and will fly round trips non-stop six times per week. IASL will be paid on a monthly basis amounting to average monthly revenue of $750,000 per month. All flights will be subject to U.S. and Mexican government approval.

"As a result of Vacation Express entering into this sub-charter agreement with IASL, flightserv has taken its first major step in implementing its expanded strategic scope. The contract validates the qualifications and expertise of the Company to provide large scale air travel services and legitimizes the Company's operations as it begins marketing its Private Seats(TM) program to both travel agents and consumers in the near future" stated Todd Bottorff, President.

ABOUT FLIGHTSERV.COM

flightserv.com's Private Seats program enables passengers to book individual seats on private jets between selected cities in the United States. Currently, the Company offers flights between New York's Teterboro Airport (located 7 miles from downtown Manhattan) and Atlanta's Dekalb-Peachtree Airport (located minutes away from Atlanta's business district). For more information, please visit www.flightserv.com.

SOURCE: flightserv.com
CONTACT:
Todd Bottorff, flightserv.com
770-986-9791
tbottorff@flightserv.com

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.